Exhibit 5.1

July 21, 2004

Jameson Inns, Inc.

8 Perimeter Center East, Suite 8050

Atlanta, GA 30346-1604

Ladies and Gentlemen:

We have acted as special counsel to Jameson Inns, Inc., a Georgia corporation (the “Company”), in connection with the Registration Statement on Form S-2 (the “462(b) Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of an additional 6,900,000 shares of the Company’s common stock, par value $0.10 per share (the “Additional Shares”), of which 900,000 shares are subject to an over-allotment option granted to the underwriters offering the Additional Shares. The 462(b) Registration Statement covering the offer and sale of the Additional Shares is being filed with the Commission in connection with the proposed public offering described in the Company’s Registration Statement on Form S-2 (File No. 333-115811) filed by Jameson Inns, Inc. with the Commission on May 24, 2004, as amended by Amendment No. 1 thereto filed on June 24, 2004, and declared effective by the Commission on July 20, 2004 (the “Prior Registration Statement”). As described in the Prospectus which is included as Part I of the 462(b) Registration Statement, the Company expects to sell the Additional Shares as part of the Common Stock covered by the Prior Registration Statement pursuant to an Underwriting Agreement (the “Underwriting Agreement”) to be entered into with the underwriters named in that Prospectus (the “Underwriters”).

We have examined the 462(b) Registration Statement and the Prospectus that is included as Part I of the 462(b) Registration Statement. In addition, we have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as we have deemed necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of the Company that we have examined, due

July 21, 2004

notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

We have also assumed that prior to the issuance of the Common Stock, the effectiveness of the 462(b) Registration Statement shall not have been terminated or rescinded.

We have further assumed that the Common Stock will be offered and sold pursuant to and in accordance with the terms and conditions to be set forth in the Underwriting Agreement covering the sale by the Company and the purchase by the Underwriters of the Common Stock as authorized by the Board of Directors of the Company, and providing, among other things, for payment to the Company of such consideration for such purchase and sale as shall constitute sufficient and valid consideration pursuant to the Amended and Restated Articles of Incorporation, and the By-Laws of the Company and the laws of the State of Georgia.

Based on the foregoing, upon the assumption that there will be no material changes in the documents we have examined referred to above, we are of the opinion that the shares of Common Stock included in the Prospectus have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be legally issued, fully paid and non-assessable.

Our opinion expressed above is limited to the corporate laws of the State of Georgia (including applicable provisions of the Georgia Constitution and reported judicial decisions), and the federal laws of the United States of America, and we do not express any opinion herein concerning the laws of any other jurisdiction. We are not members of the Bar of the State of Georgia and have not obtained any opinions of local counsel. Insofar as the opinions expressed herein relate to matters of Georgia law, we have relied exclusively on the latest standard compilations of such statutes, constitutional provisions and judicial decisions as reproduced in commonly accepted unofficial publications available to us.

This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus constituting a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours very truly,

CONNER & WINTERS, P.C.